Exhibit 107

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

Data Storage Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation		Fee rate		Amount of Filing Fee
Fees to Be Paid	$32,203,548.00	(1)	0.00013810	(2)	$4,447.31	(2)
Fees Previously Paid	$—				$—
Total Transaction Valuation	$32,203,548.00
Total Fees Due for Filing					$4,447.31
Total Fees Previously Paid					$0.00
Total Fee Offsets					$0.00
Net Fee Due					$4,447.31

(1)	Estimated solely for purposes of calculating the filing fee. This amount is based on the offer to purchase any and up to 6,192,990 shares of common stock, par value $0.001 per share (“Common Stock”) of Data Storage Corporation, a Nevada corporation (the “Company”) at a Purchase Price of $5.20 per share

(2)	The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, equals $138.10 per $1,000,000 of the value of the transaction.

Table 2: Fee Offset Claims and Sources

N/A